EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the (i) Registration Statement (Form S-8 No. 333-195621) pertaining to the 2007 Omnibus Equity Incentive Plan of Fortress Investment Group LLC, (ii) Registration Statement (Form S-3ASR No. 333-194504) and related Prospectus of Fortress Investment Group LLC for the registration of Class A Shares and (iii) Registration Statement (Form S-8 No. 333-140576) pertaining to the 2007 Omnibus Equity Incentive Plan of Fortress Investment Group LLC, of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedule of Fortress Investment Group LLC and the effectiveness of internal control over financial reporting of Fortress Investment Group LLC and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

New York, New York
February 26, 2015